FILED PURSUANT TO
                                                                  RULE 424(b)(3)
                                                            SEC FILE NO. 0-21154

                              CREE RESEARCH, INC.

                        SUPPLEMENT TO REOFFER PROSPECTUS
                                AUGUST 14, 1997

This Supplement to Reoffer Prospectus dated August 14, 1997 ("Supplement"), supplements that certain Reoffer Prospectus dated November 3, 1995 (the "Prospectus"). The number of shares to which the Prospectus relates, appearing on both the cover page to the Prospectus and in the "Description of Securities to be Registered" section appearing on page 7 of the Prospectus, is amended to an aggregate of 440,603 shares of Common Stock, par value $0.005 per share (the "Common Stock"), of Cree Research, Inc. (the "Company"), of which (i) 380,234 shares are issuable upon exercise of outstanding options ("Outstanding Options") granted pursuant to the Cree Research, Inc. Amended and Restated Equity Compensation Plan (the "Plan"), and (ii) 60,369 shares (the "Outstanding Shares") have been issued prior to the date of the Prospectus upon exercise of stock options granted pursuant to the Plan.

The following information is added to the list of affiliate Selling Shareholders appearing on page 8 of the Prospectus:

Name of Selling Shareholder                      Number of Option Shares
---------------------------                      -----------------------
Charles M. Swoboda                                       26,000

The following information is added to the description of each Selling Shareholder appearing on page 9 of the Prospectus:

                     Material                                                      Percent
                     Relationship  Securities                      Securities      Common
                     Had With      Beneficially                    Beneficially    Stock Owned
                     the Company   Owned Prior        Securities   Owned After     After
Name of Selling      Within Past   to Date of         Offered      Completion of   Completion
Shareholder          Three Years   Prospectus(1)(3)   Hereby       Offering(2)     Offering
------------------   -----------   ----------------   ----------   -------------   ----------
Charles M. Swoboda   Chief             23,000           26,000          200            *
                     Operating
                     Officer

*       Less than 1%
(1) Includes Common Stock as to which the holder has sole or shared voting or investment power and Common Stock issuable pursuant to options and/or warrants exerciseable within the next sixty (60) days.
(2) Assumes all Plan Shares being registered will be sold. However, to the best of the Company's knowledge, the holders of such securities have no commitment to anyone to sell all or part of the securities being registered.
(3)     Common Stock owned prior to the date of the Supplement.